UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2010

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-17007 (Commission File Number)	23-2486815 (I.R.S. Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, PA  19102
(Address of principal executive offices) (Zip code)

(215)-735-4422
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

  Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 23, 2010, in response to a process initiated by Republic First Bancorp, Inc. (the “Company”), the Company received a letter from The NASDAQ Stock Market, LLC (“NASDAQ”) indicating that the Company violated NASDAQ Listing Rule 5635(c) (the “Rule”), which Rule requires listed companies to receive the approval of shareholders for any equity compensation plan.  This resulted from the Company’s distribution in early 2009 of 81,749 shares of the Company’s common stock to five participants in the Company’s deferred compensation plan (the “Plan”).

Prior to its receipt of the NASDAQ letter, the Company has took actions to remedy the violation by deducting the same number of shares distributed under the Plan from the number of shares available under the Company’s Amendment and Restatement No. 3 of The Stock Option Plan and Restricted Stock Plan, which has been approved by the Company’s shareholders.

Based on the Company’s remedial actions, the April 23, 2010 NASDAQ letter states that the Company has regained compliance with the Rule and, subject to this disclosure, the matter is now closed.

  Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2010, the Company’s board of directors terminated a board policy, which had been in place since January 1, 1999, whereby all senior executive officers of the Company, including the Company’s named executive officers, who are not parties to individual employment agreements, were given the right to terminate their employment and receive a severance payment upon the occurrence of certain changes of control of the Company not receiving the requisite approval of the board of directors, that is hostile takeovers.  Under this policy, each senior executive officer not party to an individual employment agreement was entitled to a severance payment equal to twice the amount of such officer’s annual base salary for the preceding fiscal year to be paid within fifteen days of termination and all stock options previously granted would have become fully vested on the date of termination.  The policy was not terminated in response to or in connection with any proposed change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.
Date: April 23, 2010	By: /s/ Frank A. Cavallaro Frank A. Cavallaro Senior Vice President and Chief Financial Officer